Exhibit 10.11

                      TERMINATION AGREEMENT

     1.   This is a Termination Agreement between Dawn Mello (the
"Executive") and Bergdorf Goodman, Inc. ("Bergdorf Goodman" or the "Company"). For the purposes of this Agreement, the "Company" includes The Neiman Marcus Group, Inc.

     2. Although the Executive will be employed "at-will" by Bergdorf Goodman, the Company values the Executive's services and wishes to provide some protection should the Executive's services be terminated under certain circumstances. Therefore, in recognition of the Executive's value and in consideration of the Executive's agreeing to accept employment at Bergdorf Goodman, the Company is willing to enter into this Termination Agreement.

     3.   a.   For so long as the Executive is employed by the
               Company or one of its affiliates, should the Company terminate the Executive's employment other than "for cause" or other than due to "total disability" or death, the Executive will receive a termination package consisting of an amount equivalent to her then-current, one year, base salary, which amount would be paid in 12, regular, monthly installments following such termination.

          b. Further, if the Executive's services are terminated other than for cause or other than due to total disability or death before November 1, 1996 and within 24 months following a change of control of Bergdorf Goodman, as a change of control is defined in paragraph 5, or if before November 1, 1996 and within 24 months following a change of such control, the Executive resigns her employment because she is not permitted to continue in a position comparable in duties and responsibilities to that which she held before a change in control, the Executive will receive the termination package set forth in paragraph 3.a. for the 12 months set forth therein, or until November 1, 1996, whichever is earlier.

          c. Notwithstanding the salary obligations set forth in 3.a. and b., should the Executive be engaged in employment (including contract employment or self-employment) of any kind, during the period beginning 6 months following such termination other than for cause, total disability, or death, or 6 months following the covered termination or resignation following a change of control, the salary obligation will be reduced, dollar-for-dollar, by the amount the Executive earns through such employment.

     4. For the purposes of determining the Executive's eligibility for the termination package set forth in this Termination Agreement:

          a. "For cause" means that, in the judgment of the Company, the Executive:

               (1) failed to devote her full time, loyalty, best efforts, skills, knowledge and ability to the performance of her duties;

               (2) committed an act of malfeasance or failed to render services exclusively to the Company;
                    or

               (3) engaged in conduct detrimental to the best interests of the Company.

          b. "Total Disability": If at the end of any month the Executive then is and has been for either:
               (a) eighty percent (80%) or more of the normal working days during the six (6) consecutive full calendar months then ending; or (b) fifty percent (50%) or more of the normal working days during the twelve (12) consecutive full calendar months then ending, unable to perform her duties in the normal and regular manner, due to mental or physical disability. Nothing contained in this paragraph is intended to limit the Executive's right to any compensation or benefits to which she is otherwise entitled under the terms of any company policy, benefit plan, or by operation of law.

     5.   CHANGE OF CONTROL

          For the purposes of paragraph 3, change of control shall mean: (i) the sale of all or substantially all of the assets of Bergdorf Goodman, Inc. to an entity other than the Company or Harcourt General, Inc. or an entity wholly owned by the Company or Harcourt General, Inc.; or (ii) the sale of all or substantially all of the assets of the Company to an entity other than Harcourt General, Inc. or an entity wholly owned by the Company or Harcourt General, Inc.; or (iii) any person, entity or group having greater voting power in the election of Company directors than Harcourt General, Inc.

     6. Payment of the termination package set forth in paragraph 3 constitutes full satisfaction of all financial obligations of the Company to the Executive (if any) which arise from or relate in any way to the termination of the Executive's employment, including the right to severance pay. However, nothing in this paragraph is intended to affect any earned, vested rights that the Executive may have under the applicable provisions of: (i) any life insurance policy or plan (group or otherwise) maintained for the Executive by the Company or (ii) any other "employee benefit pension plan", as defined by Section 3 of ERISA, then in effect and in which the Executive is participating under the terms of such plan.

     7. The invalidity of all or any part or provision of any section of this Termination Agreement will not render invalid the remainder of this Termination Agreement or the remainder of such sections or any other of its provisions.

     8. This Termination Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the termination of the Executive's at-will employment and to the subject matter of the Termination Agreement. The Termination Agreement may not be changed orally. It may be changed only by written agreement signed by the party against whom any waiver, charge, amendment, modification or discharge is sought.

     9. This Termination Agreement will be construed as to both validity and performance and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.

                         BERGDORF GOODMAN, INC.


                         By:  s/Robert J. Tarr, Jr.
                                Robert J. Tarr, Jr.
                                The Neiman Marcus Group, Inc.


                         DAWN MELLO


                         By:  s/Dawn Mello